UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

AdTheorent Holding Company, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

00739D109
(CUSIP Number)

Theodore Koenig
Chief Executive Officer
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
(312) 258-8300
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 13, 2023; February 15, 2024
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00739D109	Page 2 of 28 Pages
1	NAMES OF REPORTING PERSONS
Theodore Koenig

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,132,551 (1)

	8	SHARED VOTING POWER
5,880,088 (2)

	9	SOLE DISPOSITIVE POWER
1,132,551 (1)

	10	SHARED DISPOSITIVE POWER
5,880,088 (2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,012,639 (1) (2)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.6% (3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1) Includes 525,068 shares of Common Stock underlying the Private Placement Warrants (as defined herein) held directly by the Reporting Person.

(2) Includes 348,026 shares of Common Stock underlying the Private Placement Warrants held directly by Monroe Capital Investment Holdings, L.P.

(3) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024, plus (i) 525,068 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by the Reporting Person and (ii) 348,026 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by Monroe Capital Investment Holdings, L.P., each of (i) and (ii) having been added to the shares of Common Stock outstanding in accordance with Rule 13d-3(d)(1)(i) under the Act.

CUSIP No. 00739D109	Page 3 of 28 Pages
1	NAMES OF REPORTING PERSONS
MCAP Acquisition, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 00739D109	Page 4 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Master Fund IV SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
601,331

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
601,331

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
601,331

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.7% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 5 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Master Fund IV (Unleveraged) SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
200,445

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
200,445

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,445

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 6 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Private Credit Fund A LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
1,156,499

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
1,156,499

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,156,499

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.3% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 7 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund 559 LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
200,445

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
200,445

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,445

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 8 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Opportunistic Private Credit Master Fund SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
200,445

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
200,445

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,445

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 9 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
177,362

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
177,362

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
177,362

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 10 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Partners Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
248,307

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
248,307

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
248,307

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.3% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 11 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund I LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
601,163

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
601,163

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
601,163

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.7% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 12 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund II (Unleveraged) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
65,301

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
65,301

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
65,301

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 13 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund II LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
198,610

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
198,610

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
198,610

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 14 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund II-O (Unleveraged Offshore) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
74,946

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
74,946

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
74,946

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 15 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Management Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
3,299,185

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
3,299,185

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,299,185

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024.

CUSIP No. 00739D109	Page 16 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Investment Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
5,454,419 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
5,454,419 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,454,419 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.0% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Includes 348,026 shares of Common Stock underlying the Private Placement Warrants held directly by the Reporting Person.

(2) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024, plus 348,026 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by the Reporting Person, which amount has been added to the shares of Common Stock outstanding in accordance with Rule 13d-3(d)(1)(i) under the Act.

CUSIP No. 00739D109	Page 17 of 28 Pages
1	NAMES OF REPORTING PERSONS
Monroe Management Holdco, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
5,454,419 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
5,454,419 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,454,419 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.0% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Includes 348,026 shares of Common Stock underlying the Private Placement Warrants held directly by Monroe Capital Investment Holdings, L.P.

(2) Based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024, plus 348,026 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by Monroe Capital Investment Holdings, L.P., which amount has been added to the shares of Common Stock outstanding in accordance with Rule 13d-3(d)(1)(i) under the Act.

CUSIP No. 00739D109	Page 18 of 28 Pages
Explanatory Note:  This Amendment No. 2 to Schedule 13D (“Amendment No. 2”) amends certain items of the Schedule 13D filed with the Commission on January 25, 2022 (the “Original Schedule 13D”), as amended and supplemented by Amendment No. 1 filed with the Commission on March 13, 2023 (collectively, the “Schedule 13D”), relating to the Common Stock, par value $0.0001 per share (the “Common Stock”), of AdTheorent Holding Company, Inc. (the “Issuer”). All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.  Except as specifically provided herein, this Amendment No. 2 does not modify any of the information previously reported in the Schedule 13D.

Item 2.	Identity and Background

Item 2 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a) This Statement is filed by the following persons (each a “Reporting Person” and collectively the “Reporting Persons”).

i.	Theodore Koenig;
ii.	MCAP Acquisition, LLC (the “Sponsor”);
iii.	Monroe Capital Private Credit Master Fund IV SCSp;
iv.	Monroe Capital Private Credit Master Fund IV (Unleveraged) SCSp;
v.	Monroe Private Credit Fund A LP;
vi.	Monroe Capital Private Credit Fund 559 LP;
vii.	Monroe Capital Opportunistic Private Credit Master Fund SCSp;
viii.	Monroe Capital Corporation;
ix.	Monroe Capital Partners Fund LP;
x.	Monroe Capital Private Credit Fund I LP;
xi.	Monroe Capital Private Credit Fund II (Unleveraged) LP;
xii.	Monroe Capital Private Credit Fund II LP;
xiii.	Monroe Capital Private Credit Fund II-O (Unleveraged Offshore) LP;
xiv.	Monroe Capital Management Advisors, LLC
xv.	Monroe Capital Investment Holdings, L.P.; and
xvi.	Monroe Management Holdco, LLC

Each Reporting Person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this Schedule 13D. This Schedule 13D is jointly filed pursuant to Rule 13d-1(k)(1) promulgated under the Act.

(b) The address of each Reporting Person is 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606.

(c) Theodore Koenig is the Chief Executive Officer of each of Monroe Capital, LLC (“Monroe”) and Monroe Capital Management Advisors, LLC. The Sponsor was formed and registered for the object and purpose of acting as the sponsor of MCAP Acquisition Corporation. Monroe Capital Private Credit Master Fund IV SCSp is a privately held special limited partnership. Monroe Capital Private Credit Master Fund IV (Unleveraged) SCSp is a privately held special limited partnership. Monroe Private Credit Fund A LP is a privately held limited partnership. Monroe Capital Private Credit Fund 559 LP is a privately held limited partnership. Monroe Capital Opportunistic Private Credit Master Fund SCSp is a privately held special limited partnership. Monroe Capital Corporation is a publicly-traded business development company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. Monroe Capital Partners Fund LP is a privately held limited partnership. Monroe Capital Private Credit Fund I LP is a privately held limited partnership. Monroe Capital Private Credit Fund II (Unleveraged) LP is a privately held limited partnership. Monroe Capital Private Credit Fund II LP is a privately held limited partnership. Monroe Capital Private Credit Fund II-O (Unleveraged Offshore) LP is a privately held limited partnership. Each of Monroe Capital Private Credit Master Fund IV SCSp, Monroe Capital Private Credit Master Fund IV (Unleveraged) SCSp, Monroe Private Credit Fund A LP, Monroe Capital Private Credit Fund 559 LP, Monroe Capital Opportunistic Private Credit Master Fund SCSp, Monroe Capital Partners Fund LP, Monroe Capital Private Credit Fund I LP, Monroe Capital Private Credit Fund II (Unleveraged) LP, Monroe Capital Private Credit Fund II LP, and Monroe Capital Private Credit Fund II-O (Unleveraged Offshore) LP is a fund managed by Monroe and/or its affiliates (collectively, the “Funds”). Monroe Capital Management Advisors, LLC is a privately held limited liability company that serves as manager of the Sponsor and investment adviser to the Funds except Monroe Capital Partners Fund LP. Monroe Capital Partners Fund LP’s investment adviser is Monroe Capital Partners Fund Advisors, Inc. Monroe Capital Investment Holdings, L.P. is a privately held limited partnership that serves as managing member of Monroe Capital Management Advisors, LLC and is a member of the Sponsor. Monroe Management Holdco, LLC is a privately held limited liability company that serves as general partner of Monroe Capital Investment Holdings, L.P. Mr. Koenig is the managing member of Monroe Management Holdco, LLC.

(d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such Reporting Person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The individual Reporting Person is a citizen of the United States.

CUSIP No. 00739D109	Page 19 of 28 Pages
Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

On April 13, 2023, the Sponsor effected a distribution in kind of 1,910,377 shares of Common Stock and 1,997,376 Private Placement Warrants to certain of its investors in exchange for the investors’ pro rata ownership interests in the Sponsor (the “April 2023 Transfer”). As a result of the April 2023 Transfer, the Sponsor’s beneficial ownership of the Issuer decreased from approximately 14.3%, as reported in the Original Schedule 13D and restated by Amendment No. 1, to approximately 10.3%. The foregoing beneficial ownership percentage is based on 87,766,116 shares of Common Stock outstanding as of March 31, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on May 9, 2023, plus 3,434,861 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by the Sponsor following the April 2023 Transfer, which amount has been added to the shares of Common Stock outstanding in accordance with Rule 13d-3(d)(1)(i) under the Act.

On June 13, 2023, the Sponsor effected a distribution in kind of 27,807 shares of Common Stock and 30,263 Private Placement Warrants to certain of its investors in exchange for the investors’ pro rata ownership interests in the Sponsor (the “June 2023 Transfer”). As a result of the June 2023 Transfer, the Sponsor’s beneficial ownership of the Issuer decreased from approximately 10.3% to approximately 10.2%. The foregoing beneficial ownership percentage is based on 87,810,323 shares of Common Stock outstanding as of May 2, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on May 9, 2023, plus 3,404,598 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by the Sponsor following the June 2023 Transfer, which amount has been added to the shares of Common Stock outstanding in accordance with Rule 13d-3(d)(1)(i) under the Act.

On February 15, 2024, the Sponsor effected a distribution in kind of 4,127,858 shares of Common Stock and 3,056,572 Private Placement Warrants to its remaining investors in exchange for the investors’ pro rata ownership interests in the Sponsor (the “February 2024 Transfer”). This included 607,483 shares of Common Stock and 525,068 Private Placement Warrants distributed in kind directly to Mr. Koenig. As a result of the February 2024 Transfer, the Sponsor’s beneficial ownership of the Issuer decreased from approximately 10.2% to approximately 2.4%. The foregoing beneficial ownership percentage is based on 88,464,048 shares of Common Stock outstanding as of December 31, 2023, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024, plus 348,026 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by the Sponsor following the February 2024 Transfer, which amount has been added to the shares of Common Stock outstanding in accordance with Rule 13d-3(d)(1)(i) under the Act. In connection with the February 2024 Transfer, the Sponsor assigned its remaining 1,807,208 shares of Common Stock and 348,026 Private Placement Warrants to Monroe Capital Investment Holdings, L.P. and was liquidated.

CUSIP No. 00739D109	Page 20 of 28 Pages
Item 5.	Interest in Securities of the Issuer

Items 5(a)-(c), (e) of the Schedule 13D are hereby amended and supplemented as follows:

The percentages of beneficial ownership reported herein as of the date hereof are based on 90,904,308 shares of Common Stock outstanding as of March 8, 2024, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024, plus, for each of Theodore Koenig and Monroe Capital Investment Holdings, L.P., and its parent, Monroe Management Holdco, LLC, the number of shares of Common Stock issuable upon exercise of Private Placement Warrants held directly by Theodore Koenig and Monroe Capital Investment Holdings, L.P., respectively.

The percentages of beneficial ownership reported herein as of February 15, 2024 are based on 88,464,048 shares of Common Stock outstanding as of December 31, 2023, as reported in the Issuer’s annual report on Form 10-K filed with the Commission on March 12, 2024, plus, for each of Theodore Koenig and Monroe Capital Investment Holdings, L.P., and its parent, Monroe Management Holdco, LLC, the number of shares of Common Stock issuable upon exercise of Private Placement Warrants held directly by Theodore Koenig and Monroe Capital Investment Holdings, L.P., respectively.

The percentages of beneficial ownership reported herein as of April 13, 2023 are based on 87,766,116 shares of Common Stock outstanding as of March 31, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on May 9, 2023, plus, for each of Theodore Koenig and Monroe Capital Management Advisors LLC, the number of shares of Common Stock issuable upon exercise of Private Placement Warrants held directly by the Sponsor.

Theodore Koenig

(a) – (b)

•
Amount beneficially owned: 7,012,639 (as of each of the date hereof and February 15, 2024, and includes (i) 525,068 shares of Common Stock underlying the Private Placement Warrants held directly by Theodore Koenig and (ii) 348,026 shares of Common Stock underlying the Private Placement Warrants held directly by Monroe Capital Investment Holdings, L.P.); 13,122,588 (as of April 13, 2023)

•	Percent of Class: 7.6% (as of each of the date hereof and February 15, 2024); 14.4% (as of April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 1,132,551

•	Shared power to vote: 5,880,088

•	Sole power to dispose or direct the disposition of: 1,132,551

•	Shared power to dispose or direct the disposition of: 5,880,088

Theodore Koenig is the Chief Executive Officer of each of Monroe and Monroe Capital Management Advisors, LLC and is the managing member of Monroe Management Holdco, LLC, which is the general partner of Monroe Capital Investment Holdings, L.P. Theodore Koenig may be deemed to share voting and investment power with regard to the shares held directly by the Sponsor, Monroe, the Funds and Monroe Capital Management Advisors, LLC, and Monroe Capital Investment Holdings, L.P., but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein.

CUSIP No. 00739D109	Page 21 of 28 Pages
MCAP Acquisition, LLC

(a) – (b)

•	Amount beneficially owned: 0 (as of each of the date hereof and February 15, 2024); 9,397,734 (as of April 13, 2023)

•	Percent of Class: 0.0% (as of each of the date hereof and February 15, 2024); 10.3% (as of April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 0

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 0

Monroe Capital Private Credit Master Fund IV SCSp

(a) – (b)

•	Amount beneficially owned: 601,331 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.7% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 601,331

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 601,331

Monroe Capital Private Credit Master Fund IV (Unleveraged) SCSp

(a) – (b)

•	Amount beneficially owned: 200,445 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.2% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 200,445

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 200,445

CUSIP No. 00739D109	Page 22 of 28 Pages
Monroe Private Credit Fund A LP

(a) – (b)

•	Amount beneficially owned: 1,156,499 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 1.3% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 1,156,499

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 1,156,499

Monroe Capital Private Credit Fund 559 LP

(a) – (b)

•	Amount beneficially owned: 200,445 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.2% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 200,445

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 200,445

Monroe Capital Opportunistic Private Credit Master Fund SCSp

(a) – (b)

•	Amount beneficially owned: 200,445 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.2% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 200,445

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 200,445

CUSIP No. 00739D109	Page 23 of 28 Pages
Monroe Capital Corporation

(a) – (b)

•	Amount beneficially owned: 177,362 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.2% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 177,362

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 177,362

Monroe Capital Partners Fund LP

(a) – (b)

•	Amount beneficially owned: 248,307 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.3% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 248,307

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 248,307

Monroe Capital Private Credit Fund I LP

(a) – (b)

•	Amount beneficially owned: 601,163 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.7% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 601,163

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 601,163

CUSIP No. 00739D109	Page 24 of 28 Pages
Monroe Capital Private Credit Fund II (Unleveraged) LP

(a) – (b)

•	Amount beneficially owned: 65,301 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.1% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 65,301

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 65,301

Monroe Capital Private Credit Fund II LP

(a) – (b)

•	Amount beneficially owned: 198,610 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.2% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 198,610

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 198,610

Monroe Capital Private Credit Fund II-O (Unleveraged Offshore) LP

(a) – (b)

•	Amount beneficially owned: 74,946 (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Percent of Class: 0.1% (as of each of the date hereof, February 15, 2024, and April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 74,946

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 74,946

CUSIP No. 00739D109	Page 25 of 28 Pages
Monroe Capital Management Advisors, LLC

(a) – (b)

•	Amount beneficially owned: 3,299,185 (as of each of the date hereof and February 15, 2024); 12,696,919 (as of April 13, 2023)

•	Percent of Class: 3.6% (as of each of the date hereof and February 15, 2024); 13.9% (as of April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 3,299,185

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 3,299,185

Monroe Capital Investment Holdings, L.P.

(a) – (b)

•	Amount beneficially owned: 5,454,419 (as of each of the date hereof and February 15, 2024); 0 (as of April 13, 2023)

•	Percent of Class: 6.0% (as of each of the date hereof and February 15, 2024); 0.0% (as of April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 5,454,419

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 5,454,419

Monroe Management Holdco, LLC

(a) – (b)

•	Amount beneficially owned: 5,454,419 (as of each of the date hereof and February 15, 2024); 0 (as of April 13, 2023)

•	Percent of Class: 6.0% (as of each of the date hereof and February 15, 2024); 0.0% (as of April 13, 2023)

•	Number of shares the Reporting Person has:

•	Sole power to vote or direct the vote: 0

•	Shared power to vote: 5,454,419

•	Sole power to dispose or direct the disposition of: 0

•	Shared power to dispose or direct the disposition of: 5,454,419

(c) The disclosure in Item 3 of this Amendment No. 2 is incorporated by reference into this Item 5(c). Except as set forth in this Statement, no transactions in the Common Stock have been effected by the Reporting Persons within the past 60 days or in the 60 days prior to the dates of events which required filing of this Statement.

(e) As of February 15, 2024, the Sponsor and Monroe Capital Management Advisors LLC ceased to be the beneficial owners of more than 5% of the Common Stock.

Item 7.	Material to Be Filed as Exhibits

Item 7 of the Schedule 13D is hereby amended and supplemented as follows:

7. Joint Filing Agreement, dated April 12, 2024, by and among the Reporting Persons.

CUSIP No. 00739D109	Page 26 of 28 Pages
SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 12, 2024
	By:	/s/ Theodore L. Koenig
	Name:	Theodore L. Koenig

MCAP Acquisition, LLC

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Private Credit Master Fund IV SCSp

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Private Credit Master Fund IV (Unleveraged) SCSp

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Private Credit Fund A LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

CUSIP No. 00739D109	Page 27 of 28 Pages
Monroe Capital Private Credit Fund 559 LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Opportunistic Private Credit Master Fund SCSp

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Corporation

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Chief Executive Officer

Monroe Capital Partners Fund LP

By:	Monroe Capital Partners Fund Advisors, Inc., its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Private Credit Fund I LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

CUSIP No. 00739D109	Page 28 of 28 Pages
Monroe Capital Private Credit Fund II (Unleveraged) LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Private Credit Fund II LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Private Credit Fund II-O (Unleveraged Offshore) LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Management Advisors, LLC

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Investment Holdings, L.P.

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Chief Executive Officer

Monroe Management Holdco, LLC

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Managing Member